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                                                                    EXHIBIT 99.3


PRESS RELEASE

--------------------------------------------------------------------------------

                     [SMITH INTERNATIONAL, INC. LETTERHEAD]

FOR RELEASE
JANUARY  8, 2001

CONTACT:          MARGARET K. DORMAN
                  CHIEF FINANCIAL OFFICER
                  SMITH INTERNATIONAL
                  (281) 443-3370



                      WILSON TO ACQUIRE THE U.S. ASSETS OF
                      VAN LEEUWEN PIPE AND TUBE CORPORATION


         HOUSTON, Texas (January 8, 2001)... Wilson Industries, Inc. (Wilson), a subsidiary of Smith International, Inc. [NYSE, PSX: SII], today announced it has entered into a definitive agreement to acquire substantially all of the net assets of Van Leeuwen Pipe and Tube Corporation (Van Leeuwen). Van Leeuwen is a Houston, Texas-based distribution company serving the refining, petrochemical and power generation industries. The transaction is anticipated to close on January 31, 2001, subject to regulatory approval, and is expected to be accretive to current year earnings.

         Van Leeuwen is a leading provider of pipe, valves and fittings to new construction and maintenance, repair and operating (MRO) projects. It has branch operations in eight states and employs approximately 300 people. In fiscal 2000, Van Leeuwen had revenues from operations in the United States of approximately $190 million.

         Koos Breen, Chairman and Chief Executive Officer of Van Leeuwen Pipe and Tube Group B.V., the Dutch parent of Van Leeuwen Pipe and Tube Corporation, stated, "Wilson and Van Leeuwen complement each other very well in the United States. We are also exploring




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opportunities with Wilson for further cooperation in Europe, the Middle East and
Asia to improve the service to our global customers."

         John Kennedy, President and Chief Executive Officer of Wilson, stated, "Van Leeuwen has established a strong position in the U.S. refining, petrochemical and power generation markets through the expertise of its people. The combined company will provide broader geographic coverage and an expanded product and service offering to our customers in the United States."

         Wilson is a leading supply-chain management company providing pipe, valves, fittings, industrial supplies and other MRO products to the energy, refining, petrochemical and power generation markets.